EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Fuqi International, Inc. (“Company”), a Delaware corporation, and Kim K. T. Pan (“Executive”), as of June 17, 2011 (US Time) and effective on the date indicated below.  (Company and Executive are sometimes referred to herein as “Party” or collectively as the “Parties.”)

RECITALS

WHEREAS, by consent of its Board of Directors, Company desires to hire Executive to serve as Chief Executive Officer and President to manage the Company and its day-to-day operations in China;

WHEREAS, Executive is willing to be employed by the Company and provide services to the Company under the terms and conditions stated herein;

WHEREAS, Company and Executive now mutually desire to enter into this Agreement as approved by the Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, and intending to be legally bound, it is hereby agreed by and between the Parties hereto as follows:

ARTICLE 1

EMPLOYMENT

Company hereby employs Executive and Executive hereby accepts employment from Company, effective as of June 17, 2011 (the “Effective Date”), to serve as Chief Executive Officer and President of the Company to be located in Shenzhen or Hong Kong, China as determined in the sole discretion of the Board of Directors.  Executive agrees to perform the services and to comply faithfully with his obligations of employment, under the terms and conditions specified in this Agreement, and pursuant to the policies and procedures of the Company that may be issued from time to time.

ARTICLE 2

TERM

Section 2.1Term.  The term of this Agreement shall be for a period of Five (5) years commencing on the Effective Date (the “Term”) and shall expire on the expiration date of the Term (the “Expiration Date”), unless terminated earlier pursuant to the provisions of Article 5 of this Agreement.  The Parties may agree to renew or extend the Term of this Agreement, provided that any such agreement is in writing and signed by the parties.

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ARTICLE 3

COMPENSATION AND BENEFITS

Section 3.1 Base Salary.  For all of the services to be rendered by Executive hereunder, Company shall pay to Executive an annual base salary of Three Hundred Fifty Thousand Dollars (US $350,000) (“Salary”), beginning on the Effective Date of this Agreement.  This Salary shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time, and shall be subject to standard payroll deductions and withholdings as required by applicable law, including, but not limited to, any required PRC, Hong Kong or other applicable tax withholdings.

Section 3.2 Adjustment to Salary.  Executive’s Salary will be reviewed at least annually and may be adjusted from time to time by the Compensation Committee or Board of Directors in their absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee or Board of Directors deems relevant.

Section 3.3 Annual Performance Bonus.  In addition to Salary, Executive shall be eligible to receive an annual bonus based upon Executive’s performance for the preceding year as determined by the Board of Directors or the Compensation Committee of the Company, in their sole discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Board of Directors or its Compensation Committee deems relevant, including, without limitation, the operating results for the Company during such calendar year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Board of Directors for such contract year.  The performance bonus review for Executive shall occur at such times consistent with the Company’s compensation policy and procedures for executive officers.  The annual performance bonus shall be up to seventy-five (75%) of the Salary.  Any payout for 2011 will be pro rata, determined based on the Executive performance from the Effective Date through remainder of 2011.  Bonuses granted to Executive under this Section 3.3, if any, shall be paid no later than as is consistent with the Company’s policies for payment of annual incentive bonuses to its executive officers, and in order to be eligible to earn the bonus, Executive must be employed by the Company on the bonus payment date.

Section 3.4 Restricted Stock Award.

(i) The Company will also grant the Executive, as of the Effective Date, one hundred twenty five thousand (125,000) shares of restricted stock (the "Restricted Stock Award”).

(ii) 31,250 shares of the Restricted Stock Award shall vest over a four-year period on each of the anniversaries of the Effective Date, commencing one year after the Effective Date and subject to the Executive’s continued employment by the Company under the terms and conditions of this Agreement through the respective anniversary.

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(iii) The Restricted Stock Award shall be granted under the Fuqi International, Inc. 2009 Omnibus Incentive Plan (the “Plan”) and shall be subject to such further terms and conditions as set forth in a written restricted stock agreement to be provided by the Company to the Executive to evidence the Restricted Stock Award under the Plan, a form of which is attached hereto as Exhibit A.  The Executive acknowledges that the Restricted Stock Award will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or otherwise transferred unless such securities are included in an effective registration statement under the Securities Act or an opinion of counsel has been delivered to the effect that registration of such securities is not required.

(iv) Upon a Change in Control, as defined in the Plan, any portion of the Restricted Stock Award that have not previously vested or terminated under the terms of the grant shall be immediately and fully vested as of such date of the Change of Control.

Section 3.5 Other Equity and Non-Equity Based Awards. Starting in 2012, the Executive shall be eligible to receive grants of equity and non-equity based awards under any compensation plan of the Company that is made generally available to the Company’s senior executives, provided that the amount, timing, and other terms of any future grant shall be determined in the sole discretion of the Compensation Committee and Board.

Section 3.6 Health and Welfare Benefits.  Executive shall be eligible to participate in health and welfare plans that the Company generally makes available to other executives of the Company.  The Company reserves the right in its sole discretion to modify, amend or change the terms and applicable provisions of any such benefit plan or benefit plan providers at any time.

Section 3.7 Vacation.  During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s vacation, holiday and other paid time off policies; provided, however that the Executive shall be entitled to four (4) weeks paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year.

Section 3.8 Reimbursement of Expenses.  Executive shall be reimbursed for reasonable travel, hotel, entertainment, and other business related expenses.  All reimbursement of expenses are subject to the Company’s policies in effect at the time on pre-approval of certain business expenses and reimbursement procedures.  Executive shall produce satisfactory supporting vouchers, receipts, and other documentation in connection with such expenses before such reimbursement is made in accordance with applicable Company policy.

Section 3.9 Relocation Expense. Executive agrees to relocate to and work in the Shenzhen or Hong Kong, China, as determined in the sole discretion of the Board of Directors,  and the Company shall provide the Executive an allowance for relocation in the amount of $35,000 in connection with the Executive’s and his family’s relocation from Katy, Texas, including temporary accommodation.

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Section 3.10 Indemnification.   Company agrees to hold harmless and indemnify the Executive to the fullest extent permitted by law, as such may be amended from time to time, with respect to any acts or nonaction the Executive may have committed during his employment in his capacity as the Chief Executive Officer and President of the Company or by reason of the fact that he is or was a director of the Company or serves in any capacity for any other person or entity at the request of the Company.  Additional terms of the indemnification shall be set in an indemnification agreement to be executed by the Company and the Executive.

ARTICLE 4

DUTIES AND RESPONSIBILITIES

Section 4.1 Duties of Executive.  Executive shall have the overall responsibility as Chief Executive Officer and President for the management and operation of the Company, and shall perform all duties and responsibilities and have such powers which are commonly incident to the position of Chief Executive Officer and President, as well as any additional responsibilities and authority as may be from time to time assigned or delegated to him by the Board of Directors.  Executive’s duties as Chief Executive Officer and President shall encompass the operations of the Company and the Company’s subsidiaries.  Executive shall use his best skills and ability, consistent with sound business practices, to faithfully and diligently perform his duties and responsibilities hereunder.  Executive shall devote his full working time and attention to the business of the Company and its related entities, and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Company; provided that, nothing herein shall preclude Executive from (i) Executive may serve on the Board of Directors of the Executive's employer immediately preceding employment by the Company under this Agreement and provide such limited consulting services necessary to assist such employer through the end of 2011 solely for the purpose of assisting in the replacement for the Executive's previous position with such employer, (ii) continuing to serve on any board of directors or trustees of any "not for profit" organization, (iii) being involved in charitable activities, or (iv) managing his personal and family passive investments; provided, further that, in each case, and in the aggregate, such activities shall not materially conflict or interfere with the performance of Executive's duties hereunder or conflict with his duty of loyalty and/or fiduciary duties owed to the Company.

Section 4.2 Compliance with Law.  Executive agrees to comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company.  Executive shall conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position.  Executive agrees to fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

Section 4.3 Policies and Procedures.  Executive agrees to abide by all Company policies and procedures.  Company may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees and Executive agrees to comply with all such policies applicable to Executive.

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Section 4.4 Confidential Information and Trade Secrets.  Executive acknowledges that, as a condition of his employment hereunder, Executive agrees to execute and abide by the Company’s confidentiality, non-disclosure, invention assignment, and similar agreements that are presented to Executive to protect the Company’s trade secret, proprietary and business interests, including the Confidential Information and Trade Secrets Agreement attached to this Agreement as Exhibit B.  Executive hereby acknowledges and agrees that such agreements shall survive termination of employment and this Agreement and shall remain in force following such termination regardless of the reason for the termination.

ARTICLE 5

TERMINATION

Executive’s employment relationship with the Company will terminate upon the occurrence of one of the following defined events, which shall effect a termination of this Agreement on the effective date of any such termination of employment (the “Termination Date”):

Section 5.1 Termination for “Cause”.  The Company may immediately terminate the Executive’s employment for “Cause” under this Agreement at any time during the Term.

(a)           For purposes of this Agreement, "Cause" shall mean:

(i)           An act or acts of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information by Executive in connection with his employment duties or responsibilities; or

 (ii)           Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude (other than minor traffic violations); or

(iii)           Executive’s material breach of his obligations under this Agreement, including failure to perform his job duties satisfactorily or failure to follow Company policies or any directive of the Company, if such failure or refusal is not cured by Executive within ten (10) days after receiving written notice of such from the Company; or

(iv)           Executive’s willful or gross misconduct in connection with his employment duties.

(b)           In the event that Executive’s employment is terminated pursuant to this Section 5.1, the Company shall pay to Executive, or his representatives, only that portion of the Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.7, and any expense reimbursements due and owing to Executive as of the Termination Date.  Executive shall not be entitled to (i) any other salary, compensation, or Severance Pay, as defined below, (ii) any bonus pursuant to Section 3.3, nor (iii) any further vesting of the Restricted Stock Award.

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Section 5.2 Death or Disability.  The Executive’s employment under this Agreement shall also terminate upon the occurrence of the following:  (i) the Executive’s employment under this Agreement shall automatically terminate upon the occurrence of the death of the Executive during the Term of this Agreement; or (ii) notice of termination from the Company after the Executive has become permanently disabled, or disabled for a period exceeding 120 consecutive days or 120 days calculated on a cumulative basis over any one year period during the Term of this Agreement, such that Executive is no longer able to perform the essential functions of his job even with reasonable accommodation pursuant to applicable law.  In the event that Executive’s employment is terminated pursuant to this Section 5.2, the Company shall pay to Executive, or his representatives, only that portion of the Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.7, and any expense reimbursements due and owing to Executive as of the Termination Date.  Executive shall not be entitled to (i) any other salary, compensation, or Severance Pay, as defined below, (ii) any bonus pursuant to Section 3.3, nor (iii) any further vesting of the Restricted Stock Award.

Section 5.3 Termination “Without Cause".   The Company may terminate the employment of Executive and all of the Company’s obligations hereunder at any time during the Term “Without Cause” by giving Executive written notice of such termination, to be effective thirty (30) days following the giving of such written notice.  For purposes of this Agreement, “Without Cause” shall mean termination by the Company of Executive’s employment for any reason, other than as specified in Sections 5.1 or 5.2 hereof.   In the event the Executive’s employment is terminated by the Company Without Cause, the Company shall continue to be responsible to Executive for the payment of all Salary for the a period of eighteen (18) months from the Termination Date (“Severance Period”) payable on the Company’s usual paydays (“Severance Pay”); provided, however, that (i) Executive shall perform his covenants, duties and obligations under Sections 6.1 and 6.2 and (ii) within sixty (60) days of the Termination Date, Executive executes a separation agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable.  All legally required and authorized deductions and tax withholdings shall be made from the Severance Pay, including for wage garnishments, if applicable, to the extent required by law.

Section 5.4 Termination by the Executive.

(a) Termination for Good Reason.  Executive may terminate his employment under this Agreement at any time during the Term for “Good Reason”.   Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason, and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, “Good Reason” shall mean any material breach by the Company of this Agreement without Executive’s consent.  In the event employment is terminated by the Executive for Good Reason, the Executive shall be entitled to the Severance Pay for the Severance Period; provided, however, that (i) Executive shall perform his covenants, duties and obligations under Sections 6.1 and 6.2 and (ii) within sixty (60) days of the Termination Date, Executive executes a separation agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable.  All legally required and authorized deductions and tax withholdings shall be made from the Severance Pay, including for wage garnishments, if applicable, to the extent required by law.

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(b) Termination other than for Good Reason. Executive’s employment under this Agreement may be terminated by Executive for any reason other than for Good Reason upon Executive providing Company with thirty (30) days’ written notice of Executive’s voluntary termination.   In the event that Executive’s employment is terminated pursuant to this Section 5.4(b), the Executive shall be entitled to only that portion of the Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.7, and any expense reimbursements due and owing to Executive as of the Termination Date.  Executive shall not be entitled to (i) any other salary, compensation, or Severance Pay, (ii) any bonus pursuant to Section 3.3, nor (iii) any further vesting of the Restricted Stock Award.  The Company shall have the option, in its sole discretion, to make the Executive's termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation due and payable under this Section 5.4(b).

ARTICLE 6

MISCELLANEOUS

Section 6.1 Restrictive Covenants.

a.           Covenants.  Executive recognizes the highly competitive nature of the industry in which Executive is providing services to Company, and acknowledges:  (a) Executive’s services to Company will be special and unique; (b) Executive’s work for Company will allow Executive access to Company’s Confidential Information, as defined in Exhibit B (“Confidential Information”); (c) Executive’s position is such that if Executive were to work for a competitor, Executive would inevitably disclose Confidential Information; (d) Company would not have entered, into this Agreement and but for the covenants and agreements contained in Section 4.4 and Section 6.1; and (e) the agreements and covenants contained in Section 4.4 and Section 6.1 are reasonable and necessary and are essential to protect the business and goodwill of Company.  In order to induce Company to hire Executive and give Executive Company’s Confidential Information, the Executive agrees as follows.

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b.           Covenant Not to Compete.  During the term of his employment and during the 18- month period following termination of his employment for any reason (the “Restricted Period”), the Executive shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any firm, located in China, that is in the business of the design, manufacture, retail distribution, and/or wholesale distribution of jewelry in the provinces of China in which the Company operates or has made plans to operate (a “Competitive Business”) during the Term.  Notwithstanding the foregoing, Executive may own up to 1% of the securities in a corporation engaged in a business that competes with the Company, provided that such securities are listed on a US national securities exchange.

c.           Non-Solicitation.  During the Restricted Period, the Executive shall not directly or indirectly through his own efforts, or otherwise, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any person who was employed by the Company during the 18 month period prior to the termination of Executive’s employment. Additionally, during the Restricted Period, the Executive will not interfere with the relationship of the Company and any of its employees and the Executive will not attempt to divert from the Company any business in which the Company has been engaged or in which it has begun to make plans to engage during his employment.  During the Restricted Period, Executive also shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement solicit, induce, or encourage any consultant, agent, customer, vendor, or other parties that are conducting business with or have conducted business with the Company during the past 18 months to (i) terminate their agency or other relationship with the Company, (ii) render services for a Competitive Business, or (iii) cease or decrease the amount of business they conduct or have conducted with the Company.

d.           Executive Acknowledgment.  Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are all reasonable in nature and no broader than are necessary to protect the legitimate business interests of Company, and Executive further acknowledges that any violation of these covenants would cause substantial irreparable injury to Company.

e.           Enforcement.  The parties agree that, if a court of competent jurisdiction finds that any term of any part of this Section 6.1 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible.  Further, the covenants in this Section 6.1 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide.  If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

f.           Remedies.  Executive acknowledges that the restrictions contained in Sections 6.1 are reasonable and necessary to protect the business and interests of Company and that any violation of these restrictions would cause substantial irreparable injury.  Accordingly, Executive agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that Company, in addition to any other remedies available, shall be entitled to obtain temporary, preliminary and/or permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of Section 4.4 or Section 6.1 without the necessity of proving actual damage.

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Section 6.2 No Breach of Contract.  The Executive represents to the Company that: (i) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret, or similar agreement or any judgment, order, or decree that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (ii) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

Section 6.3 Notices.  Any notice given under this Agreement shall be sufficient if given in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the Company at its principal place of business or to Executive at his last known residence address.

Section 6.4 Governing Law.  This Agreement shall be interpreted, construed, and governed under and according to the laws of the State of Delaware.

Section 6.5 Change, Modification, Waiver.  No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced.  The failure of a Party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

Section 6.6 Entire Agreement.  This Agreement constitutes the entire, final and complete and exclusive agreement between the Parties regarding the subject matter hereof and supersedes all previous agreements or representations, whether written, oral or implied, with respect to employment by the Company provided, however, the Executive shall remain bound by any confidentiality, nondisclosure, and invention assignment agreement(s) previously executed in favor of the Company, to the extent such ancillary agreements exist.  There are no terms, promises, representations, agreements, or understandings between the Parties relating to the subject matter of this Agreement, which are not fully expressed herein.

Section 6.7 Assignability.  This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive.  The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

Section 6.8 Legal Construction.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

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Section 6.9 Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company Executive is a "specified employee" as defined in Section 409A of the US Internal Revenue Code (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 6.10 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 6.10  without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 6.10; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment" or like terms shall mean Separation from Service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Section 6.10 Resolution of Disputes – Binding Arbitration.  Pursuant to the Federal Arbitration Act and applicable state law, the parties mutually agree that all disputes arising out of or relating to this Agreement, the matters covered herein, and Executive's employment with the Company shall be decided by final and binding arbitration pursuant to the American Arbitration Association Rules and Procedures for Employment Disputes in effect at the time.  Among the disputes that must be submitted to arbitration are those concerning the interpretation, enforcement or alleged breach of this Agreement, and the termination of Executive’s employment, as well as those based on state and/or federal civil rights and discrimination laws, and other state and/or federal statutes, torts, and public policies, regardless of whether such disputes are asserted against the Company or its related entities, employees or agents, or against the Executive.  The arbitration shall be held in Delaware or other such jurisdiction mutually agreeable by the Parties.  The decision or award of the Arbitrator shall be issued in writing pursuant to Delaware law and shall be final and binding on all parties, subject only to such limited review as may be permitted or required by Delaware law.  The prevailing party shall be entitled to recover all provable damages and other remedies that would otherwise be available at law or equity in a civil action, including costs and fees that may be awarded by any applicable statute.  Executive and the Company agree that the right to take limited discovery and the right to seek injunctive or other equitable relief in court prior to the arbitration shall be available to either party pursuant to applicable Delaware law covering the arbitration of disputes, but the right to pursue a civil action or seek a jury trial is waived and shall not be available pursuant to this agreement to arbitrate all disputes.

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Section 6.11 Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

Section 6.12 Interpretation.  This Agreement has been negotiated at arm’s length and between and among parties sophisticated and knowledgeable in the matters dealt with in this Agreement.  Accordingly, none of the Parties shall be presumptively entitled to have any provisions of the Agreement construed against any of the other Parties in accordance with any rule of law, legal decision, or doctrine, such as the doctrine of contra proferentem, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it.

[SIGNATURES ON FOLLOWING PAGE]

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WHEREFORE, the parties hereto have executed this Agreement on the dates indicated below, to be effective as of the Effective Date, regardless of the dates actually signed.

Dated: June 17, 2011	FUQI INTERNATIONAL, INC.

	By:	/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chairman of the Board, Authorized Signatory

Dated: June 17, 2011	KIM K.T. PAN

/s/ Kim K.T. Pan

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EXHIBIT A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

NOTICE OF GRANT OF RESTRICTED STOCK AWARD

FUQI INTERNATIONAL, INC.
2009 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Fuqi International, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2009 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Restricted Stock Award (the “Notice”) the number of shares of the common stock of the Company set forth in the Notice, subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Award (the “Agreement”).  Also enclosed is a copy of the information statement describing important provisions of the Plan.

Participant:                                Kim K.T. Pan

Grant Date:

# of Shares of Restricted Stock:                        125,000

Purchase Price: Subject to the withholding provisions of Paragraph 5 of the Terms and Conditions, this Restricted Stock Award does not require the Participant to pay any purchase price or other cash consideration in connection with the issuance or delivery of the Restricted Stock.

Vesting Schedule: Subject to the provisions contained in Paragraphs 4, 5 and 6 of the Terms and Conditions, this Restricted Stock Award shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse in accordance with the following schedule, in the event the Participant does not have a Termination of Service prior to the applicable vesting date:

Date of Vesting	Cumulative Amount Vested
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	50%
Third Anniversary of Grant Date	75%
Fourth Anniversary of Grant Date	100%

Change in Control:  Accelerated vesting of any unvested portion of the Restricted Shares shall occur in the event of a Change in Control.

Forfeiture:  The Participant’s rights in the Restricted Stock Award on which the Restrictions have not lapsed pursuant to the vesting schedule provisions above shall be forfeited in full in the event of the Participant’s Termination of Service, subject to the terms and conditions of the Executive Employment Agreement dated June 15, 2011 between Participant and the Company.

By signing below, the Participant agrees that this Restricted Stock Award is granted under and governed by the terms and conditions of the Company’s 2009 Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	Fuqi International, Inc.

By:
Name:
Title:
Date:	Date:

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

These Terms and Conditions of Restricted Stock Award relates to the Notice of Grant of Restricted Stock Award (the “Notice”) attached hereto, by and between Fuqi International, Inc. (the “Company”), and the person identified in the Notice (the “Participant”).

The Board of Directors of the Company has authorized and approved the 2009 Omnibus Incentive Plan (the “Plan”), which has been approved by the stockholders of the Company.  The Committee has approved an award to the Participant of a number of shares of the Company’s common stock, conditioned upon the Participant’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Participant for review.  For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

1.	Grant of Restricted Stock.

(a)           Subject to the terms and conditions of the Plan, as of the Grant Date, the Company grants to the Participant the number of shares of Common Stock set forth in the Notice (the “Restricted Shares”), subject to the restrictions set forth in Paragraph 2 of these Terms and Conditions, the provisions of the Plan and the other provisions contained in these Terms and Conditions.  If and when the restrictions set forth in Paragraph 2 expire in accordance with these Terms and Conditions without forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of these Terms and Conditions.

(b)           As soon as practicable after the Grant Date, the Company shall direct that a stock certificate or certificates representing the applicable Restricted Shares be registered in the name of and issued to the Participant.  Such certificate or certificates shall be held in the custody of the Company or its designee until the expiration of the applicable Restricted Period (as defined in Paragraph 3).  On or before the date of execution of the Notice, the Participant has delivered to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

(c)           Except as provided in Paragraph 1(d), in the event that a certificate for the Restricted Shares is delivered to the Participant, such certificate shall bear the following legend (the “Legend”):

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Fuqi International, Inc. 2009 Omnibus Incentive Plan and a Restricted Stock Award Notice entered into between the registered owner and Fuqi International, Inc.  Copies of such Plan and Notice are on file in the executive offices of Fuqi International, Inc.

In addition, the stock certificate or certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions, including but not limited to the Securities Act restrictive legend referenced in Paragraph 2(b), below.

(d)           As soon as administratively practicable following the expiration of the Restricted Period without a forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, including, but not limited to, the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the applicable Restricted Shares which shall not bear the Legend.

2.	Contractual and Securities Act Restrictions.

(a)           The Participant shall have all rights and privileges of a stockholder as to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply:

(i)  the Participant shall not be entitled to delivery of the certificate or certificates for the Restricted Shares until the expiration of the Restricted Period without a forfeiture of the Restricted Shares and upon the satisfaction of all other applicable conditions;

(ii)  none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such shares, except as provided in Section 7.02(c) of the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan; and

(iii)  all of the Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to the Restricted Shares shall terminate in their entirety on the terms and conditions set forth in Paragraph 4.

(b)           The Participant acknowledges and agrees that the Restricted Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or otherwise transferred unless such securities are included in an effective registration statement under the Securities Act or an opinion of counsel has been delivered to the effect that registration of such securities is not required.  A restrictive legend under the Securities Act will be placed on the stock certificate(s) representing the Restricted Shares confirming the foregoing US federal law restrictions. As a condition to receipt of the Restricted Shares, the Participant represents that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Participant has been furnished or given access by the Company with or to all information regarding the Company respective financial conditions and results of operations which he had requested or desired to know; that all documents which could be reasonably provided have been made available for his inspection and review; that he has been afforded the opportunity to ask questions of and receive answers from the Company.  The Participant acknowledges receipt of such financial and other information that the Participant deems sufficient to understand the investment risks related to holding the Restricted Shares, and that he is able to bear the economic risk of an investment in the Restricted Shares.

(c)           Any inaccurate representation above or any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in these Terms and Conditions shall be void and of no effect.

3.
Restricted Period and Vesting.  The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the schedule set forth in the Notice.  The Restricted Shares shall be deemed vested and no longer subject to forfeiture under Paragraph 4 in accordance with the vesting schedule set forth in the Notice or earlier, if specified in the Notice, in the event of a Change in Control.

4.	Forfeiture.

(a)           Subject to Paragraph 6 below and the Executive Employment Agreement dated June 15, 2011 between the Participant and the Company, if during the Restricted Period (i) the Participant incurs a Termination of Service, (ii) there occurs a material breach of the Notice or these Terms and Conditions by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Paragraph 5(b), all rights of the Participant to the Restricted Shares that have not vested in accordance with Paragraph 3 as of the date of such termination shall terminate immediately and be forfeited in their entirety.

(b)           In the event of any forfeiture under this Paragraph 4, the certificate or certificates representing the forfeited Restricted Shares shall be canceled to the extent of any Restricted Shares that were forfeited.

5.	Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Restricted Shares.

(b)           The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c)           Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

6.
Committee Discretion.  Notwithstanding any provision of the Notice or these Terms and Conditions to the contrary, the Committee shall have discretion under the Plan to waive any forfeiture of the Restricted Shares as set forth in Paragraph 4, the Restricted Period and any other conditions set forth in the Notice or these Terms and Conditions.

7.
Defined Terms.  Capitalized terms used but not defined in the Notice and Agreement shall have the meanings set forth in the Plan, unless such term is defined in any Employment Agreement between the Participant and the Company or an Affiliate.  Any terms used in the Notice and Agreement, but defined in the Participant’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of the Employment Agreement.

8.
Nonassignability.  The Restricted Shares may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Shares, as set forth in the Notice and Agreement, have lapsed or been removed.

9.
Participant Representations.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary.  Further, the Participant acknowledges that the Participant is relying solely on his own advisors with respect to the tax consequences of this restricted stock award.

10.
Regulatory Restrictions on the Restricted Shares.  Notwithstanding any other provision of the Plan, the obligation of the Company to issue Restricted Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of the Restricted Shares pursuant to these Terms and Conditions prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

11.	Miscellaneous.

11.1
Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

11.2	Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

11.3	Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

11.4
Binding Effect; Successors.  These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

11.5	Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware.

11.6
Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

11.7
Conflicts; Amendment.  The provisions of the Plan are incorporated in these Terms and Conditions in their entirety.  In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

11.8
No Right to Continued Employment.  Nothing in the Notice or these Terms and Conditions shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

11.9
Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

FUQI International, Inc.
Confidential Information and Trade Secrets Agreement

As an executive of Fuqi International, Inc. and/or its subsidiaries and affiliates (collectively the "Company"), the undersigned Executive understands that the business in which the Company is engaged is highly competitive and that Executive will be given access to and become acquainted with Confidential Information (as defined below). Executive understands that maintaining the confidentiality of all such information is critically important to the Company. Therefore, in consideration of Executive’s employment or continued employment with the Company, including but not limited to this Agreement being entered into as a condition to the Employment Agreement enter into by the Company and Executive, Executive agrees as follows:

1.           Executive Obligations.  During Executive’s employment with Company, Company will provide Executive with Confidential Information (as defined below) and Executive acknowledges that Confidential Information is Company’s sole and exclusive property.  Executive acknowledges and agrees that Executive will occupy a position of trust and confidence with respect to Company’s affairs and business and the Confidential Information.  Executive acknowledges and agrees that the interests afforded protection by this Agreement are Company’s legitimate business interests, deserving of legal protection.  Executive agrees to take the following steps to preserve the confidential and proprietary nature of Confidential Information during Executive’s employment with Company and for a period of five (5) years thereafter:

a.           Non-Disclosure.  Executive will not use, misappropriate, or disclose any Confidential Information, directly or indirectly, to any other person, or use Confidential Information in any way, except as is required in the course of his employment with Company.  Executive further agrees that Confidential Information includes information or material received by Company from others and intended by Company to be kept in confidence by its recipients.

b.           Disclosure Prevention.  Executive shall use his best efforts and take all reasonable precautions to prevent inadvertent or accidental disclosure of Confidential Information to any third party.

c.           Removal of Material.  Executive acknowledges and agrees that all Confidential Information, whether prepared by Executive (either alone or in cooperation with others) or otherwise coming into Executive’s possession, shall remain the exclusive property of Company.  Executive will not remove any Confidential Information from Company’s premises except for use in Company’s business.

d.           Return All Materials.  Executive will return to Company all Confidential Information and materials, and all copies thereof, whether written in a fixed media or otherwise, at any time upon Company’s request including, among other things, any hardware loaned to him/her by Company.  Additionally, without such request, upon the termination of the employment, Executive expressly agrees to return to Company all Confidential Information and materials, and any and all copies thereof, whether prepared by them or otherwise coming into his possession.  Executive agrees not to retain any copies of any Confidential Information and materials after his termination of employment for any reason whatsoever.

2.           Definition of Confidential Information.  The following materials, whether having existed, now existing, or to be developed or created during the time of the undersigned Executive’s employment by Company constitute Confidential Information:

a.           Intellectual Property; Software and Hardware.  All information relating to existing trade secrets, intellectual property, software, hardware and products, whether owned or licensed by the Company, and intellectual property, hardware and software in various stages of research and development which are not generally known to the public or within the industry in which the Company competes (such as know-how, work product, work processes, analyses, design specifications, algorithms, technical formulas, engineering data, benchmark test results, methodologies, procedures, techniques, and information processing processes) and the records of such information (such as drawings, specification sheets, design notes, source code, object code, load modules, schematics, flow charts, logic diagrams, procedural diagrams, coding sheets, work sheets, documentation, annotations, printouts, studies, manuals, proposals and any other written, electronic, digital or machine readable expressions of such information).

b.           Business Procedures.  All information concerning or relating to the way in which Company conducts its business which is not generally known to the public (such as internal business procedures, controls, plans, licensing techniques and practices, supplier/contractor/vendor pricing and other related information, costing formulas and procedures, computer system passwords and other computer security controls, financial information, information supplied by customers of Company and employee data) and the records of such information (such as check lists, samples, services and operational manuals, contracts, proposals, print-outs, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment records pertaining to employees other than Executive, and any other written, electronic, digital or machine-readable expressions of such information).

c.           Marketing and Business Plans and Customer Lists.  All information, which is not generally known to the public or within the industry in which Company competes, pertaining to Company’s marketing and business plans and strategies; forecasts and projections; marketing practices, procedures and policies; financial data; discounts; margins; costs; credit terms; pricing practices, procedures, formulas and policies; goals and objectives; quoting practices, procedures and policies; and customer data including customer lists, contracts, representatives’ requirements and needs, specifications, data provided by or about prospective existing or past customers and contract terms applicable to such customers, and the records of such information (such as agreements, customer lists, printouts, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, listings of potential customers and leads, vendors/suppliers and their contact information, and any other written, electronic, digital or machine-readable expressions of such information).

d.           Not Generally Known.  Any information relating to Company’s business in addition to the foregoing which is not generally known to the public or within the industry in which Company competes which gives Company any advantage over its competitors, and the records of such information in any tangible form, whether written, electronic, digital or machine-readable in nature, is considered Confidential Information.

e.           General Knowledge. Information publicly available or generally known within the industry in which Company competes (other than information that has become public available as a result of a breach of Executive’s confidentiality obligations) is not considered Confidential Information.

[SIGNATURE PAGE TO FOLLOW]

I UNDERSTAND THIS CONFIDENTIAL INFORMATION AND TRADE SECRETS AGREEMENT AND AGREE TO ABIDE BY ALL OF ITS TERMS.

IN WITNESS WHEREOF, the undersigned Executive hereby executes this Agreement.

Executive

__________________________________

Print Name: _________________________

Date: ______________________________